Exhibit 99.04

                                Southern Company
                        Analysis of Consolidated Earnings
                            (In Millions of Dollars)



                                       3 Months Ended December             12 Months Ended December
                                     ----------------------------         ---------------------------
                                       2004       2003    Change             2004       2003  Change
                                       ----       ----    ------             ----       ----  ------
Income Account-

Retail Revenue                       $2,194     $1,968      $226          $ 9,731    $ 8,875    $856
Wholesale Revenue                       305        324       (19)           1,343      1,358     (15)
Other Electric Revenues                 105        105         -              392        373      19
Contract Termination                      -          -         -                -        142    (142)
Non-regulated Operating Revenues        117        123        (6)             437        438      (1)
                                     ------     ------     -----          -------    -------    ----
Total Revenues                        2,721      2,520       201           11,903     11,186     717
                                     ------     ------     -----          -------    -------    ----
Fuel and Purchased Power                948        824       124            4,165      3,594     571
Non-fuel O & M                          984        953        31            3,329      3,174     155
Depreciation and Amortization           240        263       (23)             955      1,027     (72)
Taxes Other Than Income Taxes           153        139        14              627        586      41
                                     ------     ------     -----          -------    -------    ----
Total Operating Expenses              2,325      2,179       146            9,076      8,381     695
                                     ------     ------     -----          -------    -------    ----
Operating Income                        396        341        55            2,827      2,805      22
Other Income, net                       (15)       (10)       (5)             (11)       (20)      9
Interest Charges and Dividends          179        180        (1)             698        699      (1)
Income Taxes                             (2)        26       (28)             586        612     (26)
                                     ------     ------     -----            ----     -------    ----
NET INCOME AS REPORTED (See Note)     $ 204      $ 125      $ 79          $ 1,532    $ 1,474    $ 58
                                     ======     ======     =====          =======    =======    ====
NET INCOME EXCLUDING ONE-TIME ITEMS   $ 180      $ 162      $ 18          $ 1,508    $ 1,428    $ 80
                                     ======     ======     =====          =======    =======    ====


Notes

- Includes a one-time after tax gain of $24 million in December 2004 from the resolution of an IRS audit for the years 2000 and 2001.

- Includes a one-time after tax gain of $83 million in May 2003 from the previously announced termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc as adjusted for revenues that otherwise would have been recognized for the remainder of the year.

- Includes a regulatory expense of $37 million, after taxes, for Mississippi Power recorded in December, 2003.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-K.